Pioneer Financial Services 4700 Belleview Avenue, Suite 300 Kansas City, Mo. 64112 Ph: 816-448-2300 / FAX: 816-561-9333
A Division of MidCountry Bank No. 026-10

FOR IMMEDIATE RELEASE

Joe Freeman will take on additional role as president of Pioneer Financial Services

KANSAS CITY, Mo. (Oct. 29, 2010) Pioneer Financial Services, a subsidiary of MidCountry Financial Corp., has announced that Joe Freeman will serve as president of the company effective Oct. 29, 2010. While he has served as president of Pioneer Financial Services' subsidiary companies, Freeman will now add the responsibility of president of the holding company, as well as continue his role as chief operating officer. Freeman assumes the position from Thomas H. Holcom, who has been named chairman.

Freeman has held many roles since joining Pioneer Financial Services in 2002. He has served as chief lending officer, chief strategy officer, and has led a number of key departments and initiatives, including retail operations, lending, collections, marketing, and business development.

"Joe provides a level of experience, leadership, and energy that has helped to make our company incredibly successful," said Tom Holcom. "We know he will continue to strive for, and reach, excellence in all that he does, and we congratulate him on this additional role."

With more than 17 years of business, accounting, operations, and consulting experience, Freeman has been recognized for his accomplishments, including being selected by Ingram's business magazine as a member of the Class of 2006 "40 Under 40" business leaders, and as one of Kansas City's "Rainmakers" in 2009. He is also very involved in the community, serving on numerous nonprofit and civic organizations.

Pioneer Financial Services provides financial services and award-winning education to members of the Armed Forces. For more information, visit PioneerServices.com.

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Contact:
Scott Cahill
Public Relations, Pioneer Services
media@pioneerservices.com
ph: 816-756-2020
fax: 816-561-9333

All loan applications subject to our credit policies. No official US military endorsement is implied. MidCountry Bank is a member FDIC.